Exhibit 10.4

This agreement (the “Agreement”) is dated as of June 30, 2023 between Safehaven 2022, Inc. (“SH2022”) and Strong Studios, Inc. (“Strong”) on the one hand, and Ravenwood-Productions, LLC (“Ravenwood”) on the other hand.

WHEREAS, SH2022 entered into a Loan and Security Agreement dated as of June 15, 2022, amended as of October 24, 2022 (the “Loan Agreement”) with Bank of Hope (the “Bank”) with respect to a loan (the “Loan”) the proceeds of which were used to a portion of the financing of the television series Safehaven (the “Series”);

WHEREAS, SH2022, successor in interest to Strong, entered into a distribution agreement dated as of March 3, 2022, amended on May 20, 2022 (the “Distribution Agreement”) with Screen Media Ventures (“SMV”);

WHEREAS, Strong entered into an Assignment and Attachment Agreement dated as of March 3, 2022 (the “Landmark Agreement”) with Landmark Studio Group, LLC (“Landmark”);

WHEREAS, SH2022 wishes to purchase the distribution rights in the Series from SMV and terminate the Distribution Agreement;

WHEREAS, Strong and Landmark wish to amend the Landmark Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1. Conditions Precedent. The parties’ obligations are subject to the satisfaction of the following conditions precedent: (i) SH2022 and SMV entering into an agreement acceptable to Ravenwood terminating and/or purchasing all of SMV’s rights to distribute the Series; (ii) Strong and Landmark entering into an agreement acceptable to Ravenwood terminating all interests held by Landmark and its parent, affiliated and subsidiary companies in the Series; (iii) SH2022 and Ravenwood entering into an agreement with the Bank consenting to the termination of the Distribution Agreement, the termination of the Interparty Agreement between SH2022, the Bank and SMV dated as of June 15, 2022, and the assumption of Ravenwood of certain obligations to pay part of the Loan as described in paragraph 2 herein (the “Payoff Letter”); (iv) Kevin V. Duncan (“Duncan”) and Kahiltna, LLC (“Kahiltna”) and SMV entering into an agreement to terminate the Memorandum of Agreement dated September 15, 2022 between Duncan and Kahiltna and SMV; (v) Duncan and Kahiltna, SH2022 and SMV entering into an agreement to terminate the Interparty Agreement between Duncan and Kahiltna, SH2022 and SMV dated as of October 20, 2022, (vi) the adoption of meeting minutes of SH2022 appointing Duncan as Treasurer, with observance of all necessary formalities; and (vii) the full execution of this Agreement by the parties hereto.

2. Ravenwood Minimum Guarantee Payment. Ravenwood will promptly advance the amount due to the Bank in respect of the minimum guarantee under the Distribution Agreement, which as of July 3, 2023 is Six Million Three Hundred and Sixty-Six Thousand Sixty-Two Dollars and One Cent ($6,366,062.01) and a per diem rate of One Thousand Four Hundred Seventy Four United States Dollars and Eighty Eight Cents (US$1,474.88) for each day after July 3, 2023 up to July 10, 2023, at which time the Bank reserves the right to change the foregoing amounts (the “MG Payment”), plus the legal fees incurred by the Bank, which are $7,000, on the later of June 30, 2023, the complete execution of this Agreement, and the satisfaction of the Conditions Precedent in Section 1. In the event the MG Payment is not made on June 30, 2023, the MG Payment will increase by an amount determined by the Bank. Ravenwood shall receive simple interest at the rate of twelve percent (12%) per annum on the amount of the MG Payment advanced by Ravenwood until said amount has been repaid in full.

3. Sales Agent Agreement. SH2022, Strong and Ravenwood will enter into a sales agent agreement (the “Sales Agent Agreement”) with William Morris Endeavor Agency (“WME”) to represent and sell the Series. All agreements for the sale and/or license of the Series shall be collectively referred to herein as the “New License Agreement”.

4. New License Agreement. (a) SH2022, Strong, and Ravenwood shall enter into the New License Agreement, provided, that all key business decisions, including, without limitation, sales price, term, territory, distribution fees and distribution expenses shall be mutually agreed between SH2022 and Ravenwood.

(b) SH2022 shall be primarily responsible for administering the New License Agreement and all Gross Receipts (defined below) with respect to the Series, provided, however, that Strong and Ravenwood shall hire a mutually agreed production accountant to oversee the accounting and payment of residuals, deferred fees, and participations. Duncan shall be appointed Treasurer of SH2022 and shall be the primary contact for the production accountant. The disposition of Gross Receipts shall be made in accordance with this Agreement, and shall require the signature of two officers of SH2022, one being Duncan and the other an officer appointed by Strong.

(c) In the event a third party buyer or licensee requires or requests additional delivery materials (EPK, publicity stills, etc.), Strong and Ravenwood agree to evenly split any costs and/or expenses associated with any such requirements or requests.

5. Management Commissions. Ravenwood will be paid a management commission of twenty percent (20%) of the Net Sales Price of the Series (the “Ravenwood Commission”). Strong will be paid a management commission of seven percent (7%) of the Net Sales Price of the Series (the “Strong Commission”). “Net Sales Price of the Series” as used herein shall mean the gross sales price and/or advance received by SH2022 and/or Strong for the sale and/or license of the Series pursuant to the New License Agreement procured under the Sales Agent Agreement less the sales commission and costs payable to WME under the Sales Agent Agreement (the “WME Commission”), and the actual out of pocket costs incurred in connection with negotiating and entering into the Sales Agreement and the New License Agreement.

6. Distribution of Gross Receipts. “Gross Receipts” shall be defined as all cash, revenues, funds and receipts, but specifically excluding all tax incentives and rebates (“Tax Incentives”), received by SH2022 in connection with the Series. All Tax Incentives remaining after payment to the Bank, if any, shall be distributed to pay down the production advances made by Kahiltna and Strong referenced in paragraph 6(d) below, on a pro-rata basis. All Gross Receipts, including but not limited to, the Net Sales Price of the Series and all subsequent proceeds payable under the New License Agreement, shall be distributed as follows:

(a) first, to pay the Bank and discharge the Loan, it being acknowledged by the parties that the Bank is in first position until the Loan is paid in full in accordance with the Loan Agreement; , then;

(b) to repay the Ravenwood advance to the Bank in amount equal to the MG Payment plus accrued interest as provided herein until fully repaid, then;

(c) to pay the Ravenwood Commission and the Strong Commission on a pro rata basis, then;

(d) to repay the production advance made by Kahiltna in the amount of $585,000 and the production advance made by Strong in the amount of $710,000, on a pro rata basis, plus simple interest calculated at the rate of twelve percent (12%) per annum from the date made, then;

(e) to pay producer fee deferrals, on a pro rata basis, to: (i) 451 Media Group in the amount of $25,000, LLC; (ii) High Park Entertainment 20/20, Inc. in the amount of $25,000; (iii) Kahiltna in the amount of $50,000; (iv) Stan Spry in the amount of $62,500; (v) Unbounded Media Corporation in the amount of $75,000; and (vi) Strong in the amount of $125,000, then;

(f) to pay the remaining amounts to the following participants in the following percentages: Ravenwood: 35.5%; Strong: 32.5%; Kevin Duncan: 9.5%; James Seale: 7.5%; Cartel: 5%; Unbounded Media Corporation: 5%; 451 Media Group: 2.5%; Brad Turner: 1.5% and High Park Entertainment 20/20, Inc.: 1%.

(g) Notwithstanding anything to the contrary contained in this Agreement, the parties shall authorize the production accountant to pay residuals and guild payments when such payments are due under the relevant guild agreements and any such payments shall take priority over all other payments hereunder.

(h) For avoidance of doubt, the additional 5% of Net Proceeds payable to SMV pursuant to paragraph 3(b) of the Purchase Agreement dated June 30, 2023 between SH2022 and SMV shall be paid out of Strong’s 32.5% participation as referenced in paragraph 6(f), above, and shall not be deducted from the amounts payable to any other participant.

7. Ownership of the Series. (a) SH2022 hereby conveys to Ravenwood an undivided seventy-five percent (75%) interest in all rights in and to the Series, including, without limitation, the copyright therein, the right to distribute and promote the Series, prequels, sequels, spinoffs and derivatives thereof, and all rights ancillary thereto (the “Series IP”) retaining twenty-five percent (25%) for itself. The foregoing grant in the Series IP shall be subject to the agreements made in connection with the development and production of the first season of the Series (the “Series Agreements”), including, without limitation, that certain Option Purchase Agreement between Prospector Pictures, LLC and Kahiltna on the one hand, and Landmark, as predecessor in interest to SH2022 on the other hand dated September 11, 2019, as amended. The parties acknowledge that ownership of the Series IP is subject to the lien of the Bank.

(b) All decisions with respect to the Series and the Series IP shall be made jointly by the parties. Without limiting the generality of the foregoing, neither party shall enter into any agreements with respect to the Series IP without the prior written consent of the other party, which shall not be unreasonably withheld or delayed, provided that the parties shall act at all times in good faith and in a manner that will not frustrate the intent of this Agreement. In the event either party wishes to sell its undivided interest in the Series IP, it shall first offer it to the other party. If the parties cannot enter into an agreement for the Series IP within thirty (30) days, the selling party may solicit offers from third parties, provided, that prior to selling the Series IP to a third party, it shall offer the non-selling party the right to purchase the Series IP on the same terms and conditions offered by the third party. If the parties cannot agree on a valuation for the interest to be sold, each party shall select an independent appraiser, and these two appraisers shall select a third appraiser, each of which shall prepare a valuation report within 30 days from the date of their respective appointment. The value of the interest to be sold shall be calculated by taking the average of the two valuations that most closely approximate each other and disregarding the most divergent valuation.

(c) Strong and SH2022 represent and warrant that, except with respect to the outstanding obligations listed in Schedule A attached hereto and made a part hereof, to the best of their knowledge there are no outstanding invoices, debts, claims, deferred compensation, gross receipts participations, modified adjusted gross receipts participations or other profit participations, whether or not similar, or other obligations with respect to the production of the Series.

(d) Strong and SH2022 represent and warrant that, to the best of their knowledge and subject to the Series Agreements, with respect to the Series IP, (i) none of the rights herein granted and assigned to Ravenwood have been granted and/or assigned to any other person, firm or corporation; (ii) that no material contained in the Series IP, but specifically excluding all of the underlying literary material, is libelous or violative of the right of privacy of any person; (iii) that the full utilization of any and all rights in and to the Series IP will not violate the rights of any person, firm or corporation; (iv) that SH2022 is the exclusive proprietor, throughout the universe, of all rights in and to the Series IP; (v) that neither Strong nor SH2022 have assigned, licensed or in any manner encumbered, diminished or impaired any such rights in the Series IP; (vii) that neither Strong nor SH2022 has committed or omitted to perform any act by which such rights could or will be encumbered, diminished or impaired; (viii) that there are no outstanding claims or litigation pending against or involving the title, ownership and/or copyright in the Series IP, or in any part thereof, or in any rights granted herein to Ravenwood; and (ix) that no attempt shall be made hereafter to encumber, diminish or impair any of the rights granted herein.

(e) Strong and SH2022 represent and warrant that SH2022 is in good standing in the state of its formation and in all states in which it is registered or qualified to do business.

(f) Strong and SH2022 shall defend, indemnify and hold Ravenwood, Duncan and Kahiltna and their respective parents, affiliates, subsidiaries, owners, directors, officers, agents, employees, licensees, successors, and assigns harmless from and against any third party claims, charges, damages, costs, expenses (including reasonable outside attorneys’ and accountant’s fees and disbursements), judgments, settlements, penalties, liabilities or losses of any kind or nature whatsoever arising out of or resulting from any breach of any of Strong’s and/or SH2022’s warranties, representations or undertakings under any provision of this Agreement.

8. Publicity. Neither party shall issue or authorize the issuance of any publicity, or give any statement or interview, with respect to the Series, this Agreement, the commitments made hereunder or any other matter referred to herein without first obtaining the other party’s written consent. Nothing contained herein shall limit Strong from disclosing this agreement in accordance with its obligations as a publicly traded company or any party from confirming the existence of the Series or its involvement therein.

9. No Injunctive Relief. If either party breaches this Agreement, the non-breaching party shall be limited to an action at law to recover money damages, if any, and shall not have the right to terminate or rescind this Agreement or to in any way enjoin or restrain the production, distribution, advertising, marketing or exploitation of the Series or the Series IP.

10. Dispute Resolution. This Agreement is governed by the laws of the State of Colorado , applicable to contracts entered into and wholly performed in the State of Colorado, without reference to conflict of laws principles.

11. Notices. All notices, accountings, statements and other documents to be given hereunder, and all approvals required to be given hereunder in writing, shall be given by one party to each of the other parties either by personal delivery or by mail (postage prepaid), and shall be addressed as follows:

To Ravenwood:	885 South Milwaukee Street
Denver, CO 80209

With copy to:

Dorothy Richardson
Law Offices of Dorothy B. Richardson
6303 Owensmouth Avenue, 10th Floor
Woodland Hills, CA 91367

To SH 2022/Strong:

5906 Fairview Avenue, Suite 275
Charlotte, NC 28210

With copy to:
Ralph G. De Palma, Esq., P.C.
c/o Pryor Cashman, LLP
7 Times Square, 40th floor
New York, NY 10036

or such other address as may be subsequently designated in writing by any party. Notices shall be deemed to have been duly given or made (a) if delivered personally by courier or otherwise to a party, then as of the date delivered or if delivery is refused, then as of the date presented; (b) if sent or mailed by Federal Express, Express Mail or other overnight mail service to a party or if sent via certified or registered mail to a party, return receipt requested, then as of the date delivered or if delivery is refused, then as of the date presented; (c) if sent via the United States mail to a party, return receipt requested, then as of the date delivered or if delivery is refused, then as of the date presented.

12. Severability. If any provision of this Agreement, or the application thereof, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

13. Counterparts. This Agreement may be executed in multiple counterparts and by electronic signatures, each one of which shall constitute an original executed copy of this Agreement.

14. Entire Agreement. This agreement constitutes a fully binding agreement and is the entire agreement between the parties with respect to the subject matter hereof, superseding all prior agreements, whether written of oral.

15. Modification. This Agreement may not be modified except in a writing signed by the parties.

16. Waiver. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set out in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

17. Assignment. Neither party may assign, transfer, or delegate any or all of its rights or obligations under this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either party may assign this Agreement to a wholly-owned subsidiary, affiliate, owner, or parent company, or by consolidation, merger, or to a purchaser of all or substantially all of the party’s assets. It is understood and agreed that it is the intention of SH2022 to assign all or a part of its rights to Strong following repayment and release of the Loan, and no notice shall be necessary. No assignment shall relieve the assigning party of any of its obligations hereunder, and all such obligations shall be deemed obligations of any successor-in-interest and of the assigning party severally and jointly. Any attempted assignment, transfer, or other conveyance in violation of the foregoing shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

18. Relationship of Parties. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the parties. Neither party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement, or undertaking with any third party.

ACCEPTED & AGREED:

SAFEHAVEN 2022, INC.		RAVENWOOD-PRODUCTIONS, LLC

/s/ David Ozer		/s/ Kevin V. Duncan
Name:	David Ozer	Name:	Kevin V. Duncan
Title:	President	Title:	Managing Member
Date:	7/7/2023	Date:	July 7, 2023

STRONG STUDIOS, INC.

/s/ David Ozer
Name:	David Ozer
Title:	President
Date:	7/7/2023

Schedule A

Cost Report